Exhibit 10.9

AMENDED AND RESTATED PROMISSORY NOTE

$3,196,693.00	Palm Desert, California
November 15, 2005

This Amended and Restated Promissory Note (this “Restated Promissory Note”) amends, restates and replaces that certain Promissory Note of Jerome B. Richter dated April 11, 2000 (the “Prior Promissory Note”).

FOR VALUE RECEIVED, Jerome B. Richter, an individual residing at 335 Tomahawk Drive, Palm Desert, California 92211 (the "Borrower"), hereby promises to pay to the order of Penn Octane Corporation, a Delaware corporation (the "Lender"), at its offices located at 55-730 Enfield Lane, Bldg. D, Palm Desert, California 92211, or at such other place as the Lender shall designate, the principal amount of Three Million One Hundred Ninety-Six Thousand Six Hundred Ninety-Three Dollars ($3,196,693.00) on or before July 29, 2007 (the “Maturity Date”). The Borrower shall pay interest on the unpaid principal amount hereof from the date hereof until paid, at the prime rate of Bank of America, N.A., plus two (2) percentage points, to be paid in arrears on the Maturity Date; provided however, that Borrower will not be required to pay or accrue interest so long as Borrower continues to provide a personal guaranty on behalf of the Lender of debt of the Lender to any person in an amount equal to at least $1,800,000 (the "Guaranty"). Interest will commence immediately upon the termination of the Guaranty. Borrower shall continue to guaranty up to $1,800,000 in indebtedness of the Lender, if requested by the Lender, until all obligations under this Restated Promissory Note are satisfied.

Should the indebtedness represented by this Restated Promissory Note or any part thereof be collected at law or in equity or in bankruptcy, receivership or other similar court proceedings or this Restated Promissory Note be placed in the hands of attorneys for collection before or after maturity, the Borrower, its successors and assigns, agree to pay, in addition to the principal and interest due and payable hereon, reasonable attorneys' and collection fees.

If the Borrower shall fail to make payment of principal or interest on this Restated Promissory Note when due, and if such default is not cured within ten (10) days thereafter, or if the Borrower shall become insolvent or a voluntary or uncontroverted petition shall be filed under the Federal Bankruptcy Code or other similar Federal or state law dealing with arrangements for the relief of creditors with respect to the Borrower (in each case, an "Event of Default"), and in any such event, the holder shall have the right without notice to the Borrower to declare this Restated Promissory Note with accrued interest hereon to be immediately due and payable (whether or not then due by the stated terms hereof), whereupon the same shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

This Note is secured by and entitled to the benefits of a Pledge and Security Agreement dated April 11, 2000, pursuant to which Borrower's obligations under the Prior Promissory Note and this Restated Promissory Note are secured by one million (1,000,000) shares of Penn Octane Corporation common stock owned by Borrower and by one hundred twenty-five thousand (125,000) Rio Vista Energy Partners L.P. common units owned by Borrower.

No waiver by the holder of any breach of any covenant of the Borrower herein contained or any term or condition hereof shall be construed as a waiver of any subsequent breach of the same or of any other covenant, term or condition herein.

This Restated Promissory Note shall be deemed to have been made under, and in all respects shall be governed by and construed in accordance with, the laws of the State of California.

/s/ Jerome B. Richter
Jerome B. Richter